UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                     Commission File Number: 001-02918

                                ASHLAND INC.

          (Exact name of registrant as specified in its charter)

      50 E. RIVERCENTER BOULEVARD, COVINGTON, KY 41012 (859) 815-3333

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       COMMON STOCK, $1.00 PAR VALUE
         (Title of each class of securities covered by this Form)

                                    NONE
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]               Rule 12h-3(b)(1)(i)       [X]
Rule 12g-4(a)(1)(ii)      [ ]               Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)       [ ]               Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)      [ ]               Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: Zero (0)*

     *Effective June 30, 2005, Ashland Inc. merged with and into EXM LLC. Effective June 30, 2005, EXM LLC merged with and into New EXM Inc., which was renamed "Ashland Inc."

     Pursuant to the requirements of the Securities Exchange Act of 1934, Ashland Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                         Ashland Inc.


Dated: August 9, 2005                By:  /s/ David L. Hausrath
                                         -------------------------------
                                         Senior Vice President, General
                                         Counsel and Secretary